                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549


                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935
                                       or Section 30(f) of the Investment Company Act of 1940

FORM 5

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person
                                                                                                 to Issuer (Check all applicable)
   Brown           Harold                      Activision, Inc. (ATVI)
__________________________________________  _____________________________________________      X  Director          10% Owner
                                                                                              ---               ---
  (Last)          (First)         (Middle)  3. IRS Identification   4. Statement for              Officer (give     Other (Specify
                                               Number of Reporting     Month/Year             --- title below)  --- below)
  c/o Activision, Inc.                         Person, if an Entity
  3100 Ocean Park Boulevard                    (Voluntary)             March 31, 2001
__________________________________________                          ______________________________________________________________
                 (Street)
                                                                    5. If Amendment, Date of  7. Individual or Joint/Group Filing
  Santa Monica    California        90405                              Original (Month/Year)     (Check applicable line)
__________________________________________                                                    _X_ Form Filed by One Reporting Person
  (City)          (State)          (Zip)                                                          Form Filed by More than One
                                                                                              ---   Reporting Person


                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                       5. Amount of
                                                                                          Securi-
                                                                                          ties
                                                                                          Bene-
                                                                                          ficially
                                                         4.  Securities Acquired (A)      Owned at     6. Ownership
                                2. Trans-   3. Trans-        or Disposed of (D)           End of          Form:
                                   action      action        (Instr. 3, 4 and 5)          Issuer's        Direct       7. Nature of
                                   Date        Code      ---------------------------      Fiscal          (D) or          Indirect
                                  (Month/   (Instr. 8)               (A)                  Year            Indirect        Beneficial
1.  Title of Security              Day/                    Amount     or      Price        (Instr.        (I)             Ownership
    (Instr.3)                      Year)                             (D)                  3 and 4)        (Instr. 4)     (Instr. 4)
-----------------------------   ---------   ----------   --------    ---    --------   ------------    -------------   -------------

                                                                                             -0-

* If the form is filed by more than one reporting person, see instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly of indirectly.                 (Over)

                                                  (Print or Type Responses)                                         SEC 2270 (7/96)

                   Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

                                       2. Conver-                              5. Number of Deriv-        6. Date Exercisable
                                          sion or    3. Trans-                    ative Securities           and Expiration Date
                                          Exercise      action                    Acquired (A) or            (Month/Day/Year)
                                          Price of      Date     4. Trans-        Disposed of (D)         -----------------------
                                          Deriv-        (Month/     action        (Instr. 3, 4, and 5)    Date
1. Title of Derivative Security           ative         Day/        Code       -----------------------    Exercis-     Expiration
   (Instr. 3)                             Security      Year)       (Instr. 8)       (A)        (D)        able         Date
----------------------------------     -----------   ----------  ------------  ----------- -----------    ----------   ----------

Director Stock Options                       $9.50      6/4/98       A5          15,000                      6/4/99(1)    6/4/08
Director Stock Options                      $11.50    12/11/98       A5          20,000                    12/11/99(2)  12/11/08


                                                                          9. Number of    10. Ownership
                                                                             Derivative       of
                        7. Title and Amount of Underlying                    Securities       Derivative
                           Securities (Instr. 3 and 4)                       Beneficially     Security:    11. Nature of
                        ---------------------------------  8. Price of       Owned            Direct (D)       Indirect
                                                Amount or     Derivative     at End               or           Beneficial
1. Title of Derivative          Title           Number of     Security       of Year          Indirect (I)     Ownership
   Security (Instr. 3)                          Shares        (Instr. 5)     (Instr. 4)       (Instr. 4)       (Instr. 4)
----------------------  --------------------    ---------  -------------  -------------   --------------   --------------

Director Stock Options   Common Stock             15,000
Director Stock Options   Common Stock             20,000                       105,000           D

Explanation of Responses:

(1)  The options vested in two equal annual installments beginning on 6/4/99.
(2)  The options vest in five equal annual installments beginning on 12/11/99.
                                                                                  /s/ Harold Brown                    5/01/01
**Intentional misstatements or omissions of facts constitute                    -------------------------------   --------------
  Federal Criminal Violations.  See 18 U.S.C. 1001 and                          **Signature of Reporting Person        Date
  15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.
                                                                                                                            Page 2

